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The following is a transcript of a Question and Answer session with Chris Caldwell, President and Chief Executive Officer of Concentrix Corporation, and Andre Valentine, Chief Financial Officer of Concentrix Corporation, at the BofA 2023 Global Technology Conference on June 7, 2023. A recording of this Question and Answer session was made available on the Concentrix Corporation website following the initial webcast.

Participants
Chris Caldwell, President and Chief Executive Officer of Concentrix Corporation
Andre Valentine, Chief Financial Officer of Concentrix Corporation
Ruplu Bhattacharya, BofA Securities, Research Division - Director & Research Analyst

Ruplu Bhattacharya: Global Technology Conference. My name is – for those of you who don’t know – is Ruplu Bhattacharya, and I’m with the IT hardware equity research team and we cover disruptive technologies as well. And today, I’m honored to have Concentrix Corporation here. And when you think about disruptive technologies, I mean, this company is at the bleeding edge of some of the new technologies that are coming out. With us today, we have Chris Caldwell, who is the President and CEO of the company. Again, many of you know him, but as an introduction, I would say that he is the one who has really built this company from the ground up. If you recall in 2006, this company had 25 employees and now with the merger with Webhelp, I think it’s going to have over 300,000 employees. So really, he’s done a great job. He’s built the company both organically and inorganically. And then we also have CFO, Andre Valentine. Andre used to be the CFO of Convergys, and he came with that acquisition, and he’s really done a great job. So folks, thanks. Thanks guys, for being here today.
Chris Caldwell: Thank you very much.
Ruplu Bhattacharya: I’m going to start by asking Andre to give a quick overview of the company and just lay of the land.
Andre Valentine: Sure. Very happy to do that. And I’ll try to get through this very quickly, so we can get to Q&A. It’s a pleasure to be here. So Concentrix today, we are the second largest provider of customer experience solutions in the world. In 2022, revenues of $6.3 billion, almost $900 million of non-GAAP OI, and over $460 million of free cash flow generation. We’ve really positioned ourselves to not only be able to run these customer experience solutions for our clients, but also design and build them. So you can see our clients here, over 1,000 clients that we serve globally, including over 130 of the Fortune Global 500 clients. You would know all of our clients by name. Long-tenured relationships at over 16 years on average. And we’re quite global. We’re in every continent in over 40 countries.
Here’s the market we participate in. Kind of our core business is in the CX BPO market, which is large and growing at $110 billion. We’ve moved into the digital IT services market, focused solely on digital IT services around the customer experience. Again, this is where we design and implement CX solutions for our clients. And then we also participate in the adjacencies around voice of the client, consulting, journey mapping, et cetera, off to the left there.
It’s a really exciting time for our company. We announced at the end of March our combination with Webhelp. Webhelp, in and of themselves, is a very large provider in the space. The transaction is valued at $4.8 billion, consisting of cash, stock and a note payable back to the sellers at 2% interest. Adds about $3 billion in revenue and about $500 million of adjusted EBITDA in the transaction. So combined, the company will be nearly $10 billion in revenue and nearly $1.6 billion in combined EBITDA, and that’s before we talk about synergies.

The transaction is value accretive. We think it’s attractive for investors. Mid- to high-single digit EPS accretion in year 1, double digit in year 2. And we expect that transaction to close later on this year. The strategic rationale for the transaction really enhances our position as a global leader in this $550 billion market that we serve in. Webhelp adds really some marquee and attractive clients in growing markets. So very, very limited client overlap, and so we feel great about our ability to grow the Webhelp client relationships and to use the Webhelp footprint to grow client relationships that we have.
Really, from a geographic mix perspective, we could not have found a better partner here. Webhelp expands our footprint in Europe, Latin America and Africa. The - really leaders in each of those, whereas Concentrix comes from a legacy of leadership in North America and in Asia-Pac. And so really complementary as we come together. Like Concentrix, Webhelp has some very good, high-value services. It also allows us to sell those high-value services into our client base and sell our existing high-value services and digital capabilities into the Webhelp client base. Great corporate culture match and again, accretive to revenue growth, profitability and non-GAAP EPS right out of the bat.
So enough of that, let’s get to your questions.
Ruplu Bhattacharya: Great. I think that’s a great overview, Andre. I really appreciate it. Chris, if I were to rank order the questions that we’ve gotten from clients this year, I’d have to say that the first and the most important question and the most frequently asked question has been the impact of generative AI and ChatGPT. And I personally think that the stock has taken a big hit on that. So I’d like to talk about that. The second question would be around the Webhelp acquisition and all of the parameters around the deal. And the third one would be the general macro and what’s happening with the revenues and margins.
So let’s attack each of these things in turn, right? So let’s start with the main one, which is generative AI. So my question to you is, is this a friend or is this a foe? I mean, like how do you see the impact of this on the CX industry and on Concentrix.
Chris Caldwell: Yeah, so from our perspective, we really see generative AI as a continued evolution of what we do with AI as it stands right now. We see it as a benefit to our clients, both from an ability to drive better satisfaction for their customers as well as lower cost structure. And then we also see it as some benefit of actually completely getting rid of work as it stands outright, although that being sort of a smaller portion of what we look at. When we think of our business as it stands right now, we generally are automating about 10% of our volume every year. So last year, we automated about 1 billion transactions. So this is not something new to us. This is, again, just evolutionary, and we see it as beneficial to it. From a financial perspective, it will open new areas of revenue for us. It will also allow us to continue to focus on enhancing our margin as we drive better value for our clients.
Ruplu Bhattacharya: So let’s get into this a little bit more in detail, right? So maybe just start by helping us understand some of the use cases for generative AI. Like how are your clients -- how are they using this?
Chris Caldwell: Yeah, so first of all, not many clients are using it. We’ve obviously got a number of POCs out there, but there’s quite an amount of trepidation around how to actually use it, how to protect around it, the security around it and how to give predictable results. So we don’t have any clients who are out there trying to blaze the way of saying, hey, this is going to take over the world right now. We’ve got a lot of clients cautiously looking at proof cases.
It really falls into two buckets. The first bucket is saying, can it actually replace a human that allows it to be completely automated. This is actually in the minority. And what we see is this continues to be an evolution of the current chatbots that are out there, the current machine learning that’s out there, the current other tools for automation, right? Again, just kind of an additional tool that we use to automate the volume. On the other side, where we see the bigger benefit to us and where we see most of our client conversations is really around how to make staff more productive and proficient, faster and how to drive better engagement, whether it be a non-voice or voice engagement for their customers. And that’s really where the vast, vast majority of our client conversations are focused around and the vast majority of the POCs are focused around.

What clients top of mind are thinking about on an enterprise level: number one, security. That is beyond anything else. Number two is who owns the data, and there’s a huge reluctance from an enterprise client to give their data up to something into an open large language model. They’re looking for proprietary solutions to do this deployments. And then the third thing is predictability and reliability of results. There’s not one of the enterprise brands who’s willing to risk their brand reputation by showing up on the front page of the paper by giving some result that is either not aligned to the brand or against social consciousness or anything else that goes along with it. So a lot, a lot of focus around it.
And then lastly, there’s a lot of discussion around the cost model around generative AI. It is a step change cost from AI machine learning, a step-change cost. And what people have not really appreciated yet, is that for some very basic tasks, generative AI costs more than an offshore worker to do that task, right? So really, it’s not something that’s going to suddenly take out a lot of the low-value work as we would have liked. It’s really focused more on how do you make people more proficient and productive where you can afford to pay that additional fee for it because it’s bringing down the overall transaction time with the customer and allowing a better outcome for that customer.
Ruplu Bhattacharya: Can you maybe talk about what percent of your customers are actually looking at generative AI? Is it just the large customers? Or is it even medium-sized customers? I mean, which customer would benefit from this the most?
Chris Caldwell: So look, I think every client is talking about it. I don’t know any boardroom that doesn’t have a conversation about how does generative AI play in it. I think it’s really around the ability for a client to absorb the technology because there is a number of hooks that needs to go into their infrastructure in order for it to be beneficial and to function. And is that really able to function the way they expect and whether the use case will be an internal use case first such as helping to get HR questions for their staff, or helping to find out information within knowledge base to their customer experience portion of their business, or just helping their customers, whether it be through any of the services that they offer or products that they offer to lastly, completely automating work. So lots of discussions, but I go back to the parameters that we talked about.
In terms of some of the new economy companies and some of the smaller companies, they are able to digest this generative AI faster because they have better control of their data. And, generally, they have cleaner data. But even them, they’re more cautious about trying to release it into the wild and are more focused about improving the human experience versus a completely automated experience.
Ruplu Bhattacharya: Got it. As investors, we’re always thinking about spreadsheets and the impact of any technology on the model. So you talked about 10% to 15% of revenues. Why is this the right number? I mean, can you just go into detail as to like what is this 10% to 15% of revenue that you see on an annual basis? What type of work is it and why do you think this is the level of work that gets disrupted and then if that is the level of work going away, are you also seeing other type of work coming to you as a result of this AI?
Chris Caldwell: Yes, just to be clear, it’s more 10% to 15% of the volume. That translates to a little less from a revenue perspective, especially, you have to look at where that work is done. If that work is done in an onshore location, so think of a high-cost region, then certainly, it will have a higher revenue impact, versus if it’s done offshore, it will have a much lower revenue impact.
From a margin perspective, when we automate work, generally, our margin goes up. And in some cases, our margin dollar goes up, especially if replacing something that is done in a high-cost region, and we’re now delivering it automated in a fashion using offshore resources.
Where it opens up revenue for us, and this is based on past cycles of how we put in RPA, how we put in other AI tools or voice IVRs is really around a couple of areas. One, there’s a lot of consulting and journey mapping that’s involved of how to put in this technology. Two, there’s actually the IT services that are required to implement and stand up the technology. Three, there’s normally a cost associated with the technology as it stands, whether it be a license or usage or some other cost that kind of goes around with it. Four, there is a huge amount of work that tends to be done around tuning the technology. So this is not one and done. You can’t plug it in and then leave it. I wish that was the case. But the reality is that you need to have technical resources to make sure that it’s always delivering the right answers, always writing things differently. And none of our clients are static. So every time they change a service, a procedure, a policy, a product, we then have to go retune the whole technology. So that comes through.
And then the last thing that we find continues to drive good revenue for us is really about providing the feedback loop. So if you have all these automated transactions that are coming through, the reality is you need to take that data and go back to your customer or your client and say, your customers are talking about this. Your policies are driving this type of behavior. Your products have these types of features or defects that are causing people to contact you. And then we try and help kind of drive those contacts out of the environment completely.
All those margin opportunities across that labor pool are at higher margins than just generally answering or dealing with low-value questions, both from a gross margin basis and lower SG&A in order to do it. So frankly, from our perspective, we see that as really good.
When you look at our business, 10% of our volume, we believe, could be automated right now. If you asked us that at our Investor Day a year ago, it was about 13%. We would love to automate this volume. We continually try and automate this volume. The reality is, is that clients can’t get their tech stack in order or they believe that there’s benefit in talking to the customers directly with [audio problem] from a priority perspective that’s hitting it. So technology exists already to automate a lot. Generative AI can do a better job of some of it, but it doesn’t change the dynamic of what can be automated and what can’t. And therefore, most of the focus is around helping staff members do a better job for their engagement that they’re having with the customers.
Ruplu Bhattacharya: Okay. I want to ask you a couple of more questions on AI and then I want to switch to the Webhelp merger. When we think about contract structures, right, I mean, how are most of your contracts structured today? If we have a generative AI come in and you have other types of work, how do you see that contract structure changing over time?
Chris Caldwell: So our contracts – the majority of our contracts – are some sort of volume element, right, where we are volume of hours, volume of contacts, volume of…gosh, transactions that go through, you name it. It’s some sort of volume element that goes along with it. When we bring AI in and forget about whether it’s generative AI or just standard AI. Depending on what we are doing for our client, what we tend to see is that there’s a better productivity. Some of that margin will go to the client. That’s why they want to adopt it, right? They want to be more efficient, they want to be more productive, they want to get a better outcome. And some of that margin comes to us. We tend to do better with that margin and it’s accretive to our business. That’s why we like to drive the automation.
But those are the conversations that we have on an ongoing basis. As an example, we rolled out an AI tool for our QA that allows us to automate 100% of any contact and provide sentiment analysis for clients and provide detailed understanding of why people are contacting the company. We have about 60,000 seats of that deployed. And we can identify to the clients with value about what they can do as a chargeable service, which is fantastic. A new revenue stream for us. Better value for our client. And we’re able to do it for cheaper, which we’re able to pass on to our clients about because we don’t need as many people actually listening and sampling the transactions that are coming in. So it always tends to benefit both parties.
Ruplu Bhattacharya: Got it. You know I’ve got a lot of questions on AI, but let’s talk about other things and if we have time, we’ll come back to this. Webhelp. So give us an over – I mean, that was a great overview that you showed in the slides – but talk about consolidation in the industry, right? So you’re merging with Webhelp, TP has a deal with Majorel. Do you think such type of consolidation is here to stay? Are we going to see more of this, why or why not?
Chris Caldwell: Yeah, we absolutely believe that there’s a lot more consolidation in the space that’s coming. We believe that it’s being driven by clients because clients want fewer partners. And they want fewer partners because they want partners to do more for them and they want to be more integrated into their ecosystem. And so the old way that people used to purchase outsourcing was across a broad spectrum of partners, and they would segment the work down and then they would kind of try and use people as a pool. The more advanced people have gotten as they’ve realized they want partners that can do more of the end-to-end process because there’s better efficiencies for the partner and there’s a better efficiencies for the client. And so in order to do that, you need scale.
So our belief – and our thesis – is that over the time – and this is the thesis we’ve had for 20 years, nothing new – is that there will be fewer partners. Two, three partners above $10 billion right now. We plan to be one. And that we’ll be focused on these large and upcoming MNCs to do the intent processes with a complete set of offerings. And then there will be some boutique players who will be very focused on one type of service, one type of region, one type of country and doing an amazing job at it. They might be 500 to a billion dollars.
But then in the middle is really where no one wants to be. Because the reality is you cannot invest in the barriers to entry as fast as you need to around security, compliance and regulatory issues. And you cannot have the footprint to deal with the more data privacy laws that are coming up from the EU and from Canada and from Asia Pac countries as well. And, therefore, you just can’t invest and so you lose that business. And so we really think that, that middle piece is will get consolidated out. And that you’ll have these more global players, and then these boutique players are doing a really good job.
Ruplu Bhattacharya: Got it. Let’s talk about some of the concerns that I’ve heard from clients and maybe this is a question for Andre. Andre, Concentrix market cap is about $4.7 billion. You’re buying something for $4.8 billion. And your debt is going to go up to like $5 billion. So you’re taking on more leverage in a weaker macro environment. So a lot of client concern is about your ability to service that debt. So talk to us about what’s giving you the confidence to take on more leverage at this point in the cycle.
Andre Valentine: Yeah it’s really the strong cash flow generating capabilities of this business. Across the entire industry, strong cash flow is one of the tenets of the customer experience business. And so, and that’s through cycles. So even if you go back to the global financial crisis back in 2008, cash flows and margins in this space held up quite nicely. So we’re very, very confident that we’re going to, first of all, on our own, generate half a billion dollars of cash this year ex – before we talk about – the Webhelp combination. On a combined basis, we think that goes up to three quarters of a billion. And goes north from there as we both grow, as we move profitability up, and as we get the synergies beyond year one. So we are very committed to delevering post-transaction and very confident that we can do that.
Ruplu Bhattacharya - All right. Great. The other concern that I’ve heard is one part of the transaction is you issuing shares. And typically, clients have this belief that if your shares are fairly valued or overvalued, that’s when you use your shares as currency for a transaction. So talk to us about why you’re issuing shares. Why are you using shares as part of the deal?
Andre Valentine - Yeah, a few things and maybe Chris will add something to it. First and foremost, the construct of the transaction, it was very important to us that we have an investment-grade rating for the debt that we’ll issue in this transaction. And so equity played a role in keeping our leverage at a level that we were comfortable with and that the rating agencies were comfortable with. Secondly, it’s really important to know, and Chris knows more of this detail than I do that, through the negotiations, the number of shares in this transaction were fixed throughout. And that’s something I want to underscore for investors. As our stock prices come down over the last month or so, the number of shares that the Webhelp shareholders will receive has remained fixed. So that would be another.
And then we just. we would agree that we’re undervalued. But I think what’s happened in the market is reflected in the valuation that’s in the combination with Webhelp. And we believe that on a synergized basis, we’re getting a very, very high-quality asset for a price that is below where we’re trading.
Chris Caldwell – Yeah, and Ruplu, what I think is important to appreciate is that Webhelp were not sellers. They didn’t want to go out and sell the business. They believe that they could continue to consolidate. And when we looked across the industry about the best fit, the best strategic rationale, the least amount of overlap and absolutely the kind of correct puzzle piece that we needed to finish the plan, it was really Webhelp. And so as part of that, they believe that there’s a lot of value creation that’s available to them. If we were to go and pay cash, one, they would look for a lot higher amount. And two, they see that as partners through this, that we will both benefit, both the Concentrix existing shareholders and their shareholders and the value creation, and that’s what we’re ultimately after.
Ruplu Bhattacharya - Okay. Maybe just one more question on this. When you think about – in the past, you’ve said that you’ve lacked footprint in Latin America and in Europe. How – once you merge with Webhelp and TP merges with Majorel – how do you size these two companies? Like do you think that you’re going to be at a competitive advantage? Or are you still at a disadvantage? Can you help us understand these two companies where the competitive strengths of Concentrix now in the market?
Chris Caldwell - Yeah, for sure. We feel that we’ll be at a competitive advantage. And the reason being is that we have less overlap and more coverage and a less costly footprint when you look at the number of countries that we’re in. So we can go deliver to, effectively, the vast majority of languages around the world with the least number of countries and locations to deliver that. That is quite an effective differentiation at the right cost structure. We’ll be able to deliver those languages on both a high-cost country, a moderate-cost country and a low-cost country for that work product, which is somewhat unique within the business. And we feel that, that really provides a lot of benefit to us.
I think we also look at it – going back to the client case – is that there’s less overlap. We did not have a strong European footprint. We were primarily in the U.K. and some parts of Continental Europe and some parts of Eastern Europe. The reality is with the Webhelp, we’re now fully across Continental Europe, Eastern Europe and Africa with very, very, very little overlap. And as we’ve done with prior combinations, we’ve been able to take those clients and build them across our enterprise, both ways. I think the other combination that you mentioned are predominantly two strong European footprints. So we hope to benefit from some of the overlap that comes from that.
Ruplu Bhattacharya - Okay. Great. So now let’s move into the macro and questions that we’ve been getting on this. One line of question relates to the disruptor clients or the new economy clients. I think one thing that Concentrix has been able to do that others have not is you’ve been able to go to those disruptor clients who are in Asia. And you have clients who are there and they’re moving West. So I would think of those as like more cost-conscious clients and yet you have been able to build a successful business with those disruptor clients. Everybody goes after the disruptor clients in the West and they’re easier to serve. So talk about how you’ve been able to do that.
Chris Caldwell – Yeah, so you’re actually correct. We have domestic businesses in a number of low-cost countries – India, Vietnam, Indonesia, Brazil is not low cost but have a very strong domestic business in that. I think that gives us very good operating discipline about how to grow these companies because it needs to be more than just labor. It needs to be something that’s unique. It needs to be leveraged on our technology, right? And we’ve been able to do that. And those operating environments, including China, have taught us so much about how to be hyperefficient around how to do these things and how consumers think in different markets and different cultures has really allowed us to have a competitive advantage of bringing those companies out and across the world.
At the same time, taking Silicon Valley companies and saying, if you want to go into Asia, this is what you need to do. It’s not Asia, it’s each individual country, each individual country is different. You need to think about it differently, and you need to think of your cost structure differently for it. And so we see it as quite a competitive advantage to us. When we do the Webhelp combination, which will be very, very unique about us, is 1/3 of our revenue will come from Asia-Pac, 1/3 of our revenue will come from the Americas, and 1/3 of our revenue will come from companies based in EMEA. That is very, very unique in our industry and allows us to kind of really have the best learnings around to be able to move the clients around.
Ruplu Bhattacharya - Got it. Let’s talk about revenue growth. I mean what is your guidance? Can you remind us the guidance for the full year in terms of organic and inorganic revenue growth? And why do you think you can outpace the market. And if you can weave in what’s happening to the growth rate of the new economy clients, what are you seeing there? Has that growth rate has kind of decelerated? When do you think that picks back up?
Andre Valentine - Yes. So I’ll handle the guidance question. So at our last Q1 earnings call that we held back in March, we guided to 4% to 6% constant currency organic growth for the full year.
Chris Caldwell - And in terms of the environment, it’s a mixed environment right now. We’ve talked about it where we’ve seen weakness in retail and e-commerce, pretty considerable. We’ve seen weakness in consumer electronics and some IT companies have seen weakness. We’ve also seen decent solid growth in banking and healthcare, and we’ve seen some actually good growth surprisingly in a bad macro environment in travel. Everyone seems to want to travel these days. So the reality is it’s a bit of a mixed bag. What we are seeing is that clients on a new economy basis from a year ago would grow at all costs. They had lots of funding. They didn’t necessarily care about the bottom line, and they were spending to get acquisition of customers and growth into new markets. That changed dramatically. And now they are all focused on real things of a real company. How do they make money? How do you grow profitably? And they’re more focused on really not necessarily expanding but optimizing their footprint as it stands and optimizing their cost structure as it stands. And so we, as we talked about last year and even in Q1, we expect that growth rate to continue to come down, albeit always a bit faster than the enterprise clients.
Andre Valentine - And maybe a little different than taking a vertical view out. I wanted to focus just a moment on our CX digital IT space there. We are certainly seeing there that we are not immune to some of the slowdowns of decisions, slowdowns of projects that we’ve seen. We’ve talked about that on past earnings calls. That is certainly an outgrowth of the macro environment that you’re seeing across all the digital IT services providers.
Ruplu Bhattacharya - Got it. In the time that we have left, Chris, can you talk about the Catalyst business? I mean what is your game plan for that? I mean I think last year, Catalyst didn’t grow at the rate that you had wanted, maybe some labor issues. Maybe you can talk about that. But how do you plan to grow the revenues and margins in that side of the business?
Chris Caldwell – Yeah, so our thesis around our – as Andre talked about, the IT services that we have – was really about embedding them into our client bases on our CX services. And so when we can go to a client, we can build out the stack of technology in a much more scaled way and deliver the services on it. Part of the design build part that Andre talked about. At the beginning of 2021, our problem was we had too much business, and we couldn’t hire the people power to basically do it. It is incredibly, incredibly frustrating.
I think by July, August, it started coming back to where we had enough capacity to do it. But certainly, this year, as we’ve talked about in Q1, we’ve seen clients kind of start to delay big projects and saying, look, can we sweat the technology assets for a bit longer? Do we really need to do this big project? And so we’re doing a lot of the smaller projects and bespoke projects versus sort of the big transformation projects that I think a lot of people have kind of talked about.
I do think this is temporary. I think the reality is as people do need to continue to re-platform their companies. I think people do need to continue to do digital transformation. Can they hold off a couple of quarters? Absolutely. Could they hold off a year? Probably. Could they hold off a couple of years? Not a hope, right? It’s just not going to happen.
I think the second thing that we look at is that we continue to get more and more traction embedding these types of services into our CX offerings as one solution and we’re pretty happy with what we’re seeing. And so, if that is our path of growth for the next little while, albeit muted from where we had expected originally, I’m very happy with that because it makes us stickier with our clients and more embedded into their business.
Ruplu Bhattacharya - Okay, great. So we’re out of time. We’ve covered a lot of different topics. So really, thanks for all the information, and thanks for attending today. Really appreciate your presence.

Chris Caldwell - Appreciate it. Thanks so much.
Andre Valentine - Happy to be here. Thanks, guys.

Additional Information and Where to Find It
In connection with the proposed transaction between Concentrix Corporation (the “Company”) and Webhelp, the Company plans to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement to each stockholder entitled to vote at the special meeting relating to the transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) and the Company’s website at www.concentrix.com.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC. You may obtain information about the Company’s executive officers and directors in the Company’s definitive proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on February 9, 2023. To the extent holdings of such participants in the Company’s securities are not reported, or have changed since the amounts described in the proxy statement for the 2023 annual meeting of stockholders, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.concentrix.com.
Information for U.S. Persons holding Marnix Lux Shares
This proposed business combination is made for the securities of a non-U.S. company. The offer is subject to disclosure and procedural requirements in France and other non-U.S. jurisdictions that are different from those of the United States. The proposed transaction will be structured to comply with the securities laws and regulations in France, the United States and other applicable jurisdictions that are applicable to transactions of this type.
It may be difficult for U.S. holders of Marnix Lux shares to enforce their rights and any claims they may have arising under the federal securities laws of the United States, since Marnix Lux is incorporated in a non-U.S. jurisdiction, and some or all of its officers and directors may be residents of a non-U.S. jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Forward-Looking Statements
The accompanying presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding the combination with Webhelp and the timing thereof, including the satisfaction of closing conditions and the timing thereof, the exercise of the Put Option and the execution of the SPA, and statements that include words such as believe, expect, may, will, provide, could and should and other similar expressions. These forward-looking statements are inherently uncertain and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things: risks related to the proposed transaction, including that the proposed transaction will not be consummated; the ability to satisfy the closing conditions to the proposed transaction in a timely manner, on acceptable terms or at all; conditions in the credit markets and the ability to obtain financing for the proposed transaction on a favorable basis, if at all; fluctuations in currency exchange rates and their impact on the U.S. dollar cost for Euro-denominated obligations; the ability to retain key employees and successfully integrate the Webhelp business; the Company’s ability to realize estimated cost savings, synergies or other anticipated benefits of the proposed transaction, or that such benefits may take longer to realize than expected; diversion of management’s attention; the potential impact of the announcement or consummation of the proposed acquisition on relationships with clients and other third parties; the unfavorable outcome of any legal proceedings that may be instituted against the Company, Webhelp Parent, the Sellers or the combined company; and other risks related to the Company’s and Webhelp’s businesses, including risks related to general economic conditions, cyberattacks on the Company’s or Webhelp’s networks and information technology systems, the loss of key personnel or the inability to attract and retain staff, increases in the cost of labor, the effects of communicable diseases, natural disasters, adverse weather conditions or public health crises, competitive conditions in the Company’s industry, higher than expected tax liabilities, the demand for CX solutions and technology, changes in law, and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2022 filed with the SEC and subsequent SEC filings. The Company does not undertake a duty to update forward-looking statements, which speak only as of the date on which they are made.